Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts,” “Fees Paid to Ernst & Young,” “Audit Committee Pre-Approval Policies of American Muni Fund,” “Appointment of the Independent Registered Accounting Firm,” and “American Muni Fund” in the Joint Proxy Statement/Prospectus and “Experts” in the Statement of Additional Information and to the incorporation by reference of our report dated October 23, 2013 with respect to the financial statements and financial highlights of American Municipal Income Portfolio Inc. (XAA) included in the Annual Report for the year ended August 31, 2013 in the Registration Statement (Form N-14) of Nuveen Quality Municipal Fund filed with the Securities and Exchange Commission in this initial filing under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

May 16, 2014